Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Third Quarter 2015 Financial Results and Provides Corporate Update

SAN DIEGO, November 10, 2015 — Otonomy, Inc. (NASDAQ: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today reported financial results for the quarter ended September 30, 2015 and provided an update on its corporate activities and product pipeline.

Third Quarter 2015 and Subsequent Highlights

•	Completed Successful End-of-Phase 2 Meeting with the FDA for OTO-104 and Finalized Design of Phase 3 Clinical Program in Ménière’s Disease: In September 2015, Otonomy announced the completion of a successful End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) for OTO-104 in the treatment of Ménière’s disease. Based on these discussions and learnings from the Phase 2b clinical trial, the company finalized the design of the two parallel Phase 3 clinical trials. The company expects to begin a U.S. trial by the end of 2015 and an EU trial during the first quarter of 2016. Results from both trials are expected in the second half of 2017.

•	Presented Phase 3 Data for OTIPRIO™ (formerly known as AuriPro™) and Phase 2b Data for OTO-104 at 2015 AAO-HNSF Annual Meeting: In September 2015, Otonomy presented positive clinical results from its Phase 3 trials evaluating OTIPRIO in pediatric patients with middle ear effusion undergoing ear tube placement surgery, and its Phase 2b trial evaluating OTO-104 in patients with unilateral Ménière’s disease, at the 2015 American Academy of Otolaryngology - Head & Neck Surgery Foundation (AAO-HNSF) Annual Meeting.

•	Advanced Clinical Development of OTIPRIO in Two Expansion Indications: In July 2015, Otonomy announced the enrollment of the first patients in a Phase 2 clinical trial evaluating OTIPRIO for the treatment of patients with otitis externa, also known as swimmer’s ear. During Otonomy’s recent investor and analyst day, it announced plans to initiate a second Phase 2 trial in pediatric patients with acute otitis media with tubes (AOMT) in the first quarter of 2016. Also in October 2015, Otonomy announced initiation of patient enrollment in a Phase 3b clinical trial evaluating OTIPRIO in an expanded population of pediatric patients undergoing ear tube placement surgery.

•	Received FDA Clearance of IND for OTO-311: In October 2015, Otonomy announced that the FDA had cleared the company’s Investigational New Drug application (IND) for

OTO-311, a product candidate for patients with tinnitus. OTO-311 is a sustained-exposure formulation of the N-Methyl-D-Aspartate (NMDA) receptor antagonist gacyclidine. The IND clearance allows Otonomy to initiate a Phase 1 dose escalation clinical safety trial of OTO-311 in normal healthy volunteers which is expected to begin before the end of 2015.

•	Acquired Rights to Multiple Product Candidates for Hearing Loss Development Program: During its investor and analyst day, Otonomy announced the initiation of formulation and preclinical development activities for a program addressing sensorineural hearing loss which the company believes represents the largest market opportunity within the otology field. This effort is focused on several possible treatment approaches including repair of ribbon synapses and regeneration of cochlear hair cells.

•	Appointed Ted Schroeder to Board of Directors: In September 2015, Otonomy announced the appointment of Ted Schroeder to its board of directors. Most recently, Mr. Schroeder served as co-founder, president, CEO and member of the board of directors for specialty pharmaceutical company Cadence Pharmaceuticals from its founding in 2004 until its acquisition by Mallinckrodt Pharmaceuticals for $1.4 billion in 2014.

“Otonomy is preparing multiple commercial initiatives in anticipation of the expected U.S. launch of OTIPRIO in the first quarter of 2016, assuming FDA approval on or before the December 25, 2015 PDUFA date. We are focused on building awareness of Otonomy in the ENT community, and finalizing plans for market access, reimbursement, pricing, and promotion,” said David A. Weber, Ph.D., president and CEO of Otonomy. “We have also made solid progress across our entire pipeline including finalizing the Phase 3 clinical program for OTO-104 in Ménière’s disease, advancing the clinical development of OTIPRIO in potential label expansion indications, receiving FDA clearance to initiate a Phase 1 safety clinical trial for OTO-311, and initiating a fourth development program focused on sensorineural hearing loss, potentially the largest opportunity and unmet medical need in the otology field.”

Anticipated Upcoming Milestones

•	OTIPRIO’s PDUFA action date is December 25, 2015. Contingent on FDA approval on or before this date, Otonomy expects to launch OTIPRIO in the U.S. in the first quarter of 2016 with a sales force totaling approximately 40 representatives.

•	Otonomy expects to initiate two parallel Phase 3 trials for OTO-104 in patients with Ménière’s disease, with a U.S. trial expected to begin by the end of 2015 and an EU trial expected to begin during the first quarter of 2016.

•	Otonomy expects to begin a Phase 1 clinical safety trial for OTO-311, a potential treatment for tinnitus, before the end of 2015.

Third Quarter Financial Highlights

•	Cash Position: Cash, cash equivalents, and short-term investments totaled $199.2 million as of September 30, 2015, compared to $211.9 million as of June 30, 2015.

•	Operating Expenses: GAAP operating expenses were $16.1 million for the third quarter of 2015, compared to $9.4 million for the third quarter of 2014. Non-GAAP operating expenses, which exclude stock-based compensation expense, totaled $13.9 million for the third quarter of 2015, compared to $8.9 million for the third quarter of 2014.

•	Research and Development Expenses: GAAP research and development (R&D) expenses for the third quarter of 2015 were $9.6 million, compared to $7.4 million for the third quarter of 2014. The increase was primarily a result of increased personnel costs, including stock-based compensation expense, increased preclinical development expenses for OTO-311 and costs for label expansion indication studies for OTIPRIO that began during 2015. The increase was partially offset by lower clinical trial-related expenses for OTO-104 following the completion of enrollment in the Phase 2b study during December 2014. Non-GAAP R&D expenses were $8.8 million for the third quarter of 2015, compared to $7.1 million for the third quarter of 2014.

•	General and Administrative Expenses: GAAP general and administrative (G&A) expenses in the third quarter of 2015 were $6.5 million, compared to $2.0 million for the third quarter of 2014. The increase was primarily attributable to increased personnel costs, including stock-based compensation expense, expanded operating activities and costs related to our commercial preparation activities. Non-GAAP G&A expenses were $5.1 million for the third quarter of 2015, compared to $1.8 million for the third quarter of 2014.

•	Financial Guidance: Otonomy reaffirms its expectation for 2015 GAAP operating expenses in the range of $70-$75 million and non-GAAP operating expenses in the range of $65-$70 million. In addition, as announced at its recent investor and analyst day, the company expects 2016 non-GAAP operating expenses to be in the range of $90-$95 million.

Non-GAAP Financial Measures

In this press release, Otonomy’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Non-GAAP financial results exclude stock-based compensation expense. These non-GAAP results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the company’s business, are important in comparing current results with prior period results and provide additional information regarding the company’s financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally and to manage the company’s business and to evaluate its performance. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the ear following a single administration. Otonomy has three product candidates in development. OTIPRIO™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery, and the FDA has assigned a PDUFA action date of December 25, 2015 for the company’s New Drug Application. OTO-104 is a steroid that has completed a Phase 2b clinical trial in 154 patients with Ménière’s disease. Based on these results, Otonomy intends to initiate two parallel Phase 3 trials for OTO-104 in Ménière’s disease patients with at least one trial initiated by the end of 2015. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. A Phase 1 clinical safety trial for OTO-311 is expected to begin before the end of 2015. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Otonomy’s future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the commercial launch of OTIPRIO in the United States, the Phase 2 clinical trial for OTIPRIO for the treatment of patients with otitis externa, the initiation of the Phase 2 trial in pediatric patients with acute otitis media with tubes (AOMT), the initiation of two Phase 3 trials for OTO-104, the initiation of a Phase 1 clinical trial for OTO-311, the formulation and preclinical development activities for a program addressing sensorineural hearing loss, Otonomy’s chief executive officer’s statements regarding the company’s activities, and estimated operating expenses for 2015 and 2016. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain substantial additional financing; Otonomy’s dependence on the regulatory and commercial success of OTIPRIO and OTO-104 and advancing additional product candidates, such as OTO-311; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development of product candidates, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; Otonomy’s dependence on third parties for the manufacture of products; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on November 11, 2015, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	As of September 30,	As of December 31,
	2015	2014
	(unaudited)
Cash and cash equivalents	$176,602	$139,810
Short-term investments	22,587	16,223
Total assets	208,484	159,164
Total liabilities	8,867	5,551
Accumulated deficit	(142,995)	(102,469)
Total stockholders’ equity	199,617	153,613

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)
Operating expenses:
Research and development	$9,589	$7,361	$25,485	$24,616
General and administrative	6,492	2,040	15,345	5,169

Total operating expenses	16,081	9,401	40,830	29,785

Loss from operations	(16,081)	(9,401)	(40,830)	(29,785)
Other income (expense)	116	(2,630)	304	(3,298)

Net loss	(15,965)	(12,031)	(40,526)	(33,083)
Accretion to redemption value of convertible preferred stock	—	(7)	—	(35)

Net loss attributable to common stockholders	$(15,965)	$(12,038)	$(40,526)	$(33,118)

Net loss per share attributable to common stockholders, basic and diluted	$(0.66)	$(1.23)	$(1.70)	$(9.83)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	24,197,160	9,823,690	23,847,988	3,369,437

Otonomy, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)
Reconciliation of GAAP to non-GAAP operating expenses
GAAP operating expenses	$16,081	$9,401	$40,830	$29,785
Non-GAAP adjustment
Stock-based compensation expense (1)	(2,220)	(487)	(5,321)	(895)

Non-GAAP operating expenses	$13,861	$8,914	$35,509	$28,890

Reconciliation of GAAP to non-GAAP net loss attributable to common stockholders
GAAP net loss attributable to common stockholders	$(15,965)	$(12,038)	$(40,526)	$(33,118)
Non-GAAP adjustment
Stock-based compensation expense (1)	2,220	487	5,321	895

Non-GAAP net loss attributable to common stockholders	$(13,745)	$(11,551)	$(35,205)	$(32,223)

GAAP net loss per share attributable to common stockholders, basic and diluted	$(0.66)	$(1.23)	$(1.70)	$(9.83)
Non-GAAP adjustment
Stock-based compensation expense	0.09	0.05	0.22	0.27

Non-GAAP net loss attributable to common stockholders, basic and diluted	$(0.57)	$(1.18)	$(1.48)	$(9.56)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	24,197,160	9,823,690	23,847,988	3,369,437

(1) Includes R&D-related stock-based compensation expense of:	$819	$244	$2,094	$407
Includes G&A-related stock-based compensation expense of:	$1,401	$243	$3,227	$488

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Senior Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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